UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


                                  July 24, 2001
                                (Date of earliest
                                 event reported)


                               EXELON CORPORATION
             (Exact name of registrant as specified in its charter)


            Pennsylvania           1-16169                23-2990190
          (State or other           (SEC                (IRS Employer
          jurisdiction of        file number)          Identification
           incorporation)                                   Number)


                      37th Floor, 10 South Dearborn Street
                             Post Office Box A-3005
                          Chicago, Illinois 60690-3005
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (312) 394-4321

Item 5.  Other Events

     On July 24, 2001, Exelon Corporation issued the following press release.

     Exelon Reports Strong Second Quarter Earnings of $0.97 Per Diluted Share

Chicago (July 24, 2001) Exelon Corporation today announced operating and reported earnings of $315 million or $0.97 per diluted share for the second quarter of 2001, representing a 17% increase over pro forma diluted operating earnings for the comparable period in 2000. Exelon operating earnings for the second quarter of 2000 were $125 million or $0.71 per diluted share, which represent the results of PECO Energy and do not reflect the effects of the October 20, 2000 merger with Unicom Corporation. On a pro forma basis assuming the merger of PECO Energy and Unicom Corporation occurred on January 1, 2000, second quarter 2000 earnings were $0.83 per diluted share.

Highlights for the quarter include:

o Energy sales of 48,522 GWh's which were 31% higher than pro forma second quarter 2000. Wholesale market sales accounted for 42% of total sales.

o Strong performance by Power Team, Exelon Generation's wholesale marketing division, in April and May which was partially offset by the effects of cool weather across most of the United States and a decline in wholesale power prices in June.

o The addition of 800 megawatts of long-term contracts to the Power Team supply portfolio.

o    Continuing superior performance by Exelon Generation's nuclear operations:
     o    a 93.6% nuclear capacity factor
     o    two record-breaking  refueling outages
     o the addition of 129 megawatts of capacity through power uprate projects at Byron and Braidwood

o Exelon Generation's fossil operations continue their strong performance with:
     o    97% on time delivery
     o    94% dispatch availability

o ComEd's on time completion of over 450 projects which formed the foundation of its rigorous 2001 summer preparedness and infrastructure improvement program.

Corbin A. McNeill, Co-CEO and Chairman, said, "The quarter confirmed, yet again, Exelon's ability to meet its commitments. Despite cool weather and the fall in wholesale prices in June, we've produced earnings that surpassed market expectations. And we did it as we've done it in the past: through superior execution."

John W. Rowe, Co-CEO and President, said, "I am delighted that our generation group, Power Team, PECO and ComEd delivery operations all contributed to these excellent results. While we expect larger challenges in the wholesale power markets and in our Enterprise group during the second half, the combined strength of our generation, power marketing and energy delivery groups put us in a strong position to meet our commitments for the year."

Ruth Ann Gillis, Senior Vice President and Chief Financial Officer, confirmed the company's previous earnings guidance. She noted, "We have had two good quarters and we continue to believe our integrated strategy positions us to meet our commitment of $4.50 earnings per share for 2001."

CORPORATE ISSUES
Second quarter earnings reflect goodwill amortization of $0.11 per share. Consistent with FASB's new accounting standard for goodwill, Exelon expects to discontinue annual amortization of approximately $140 million of goodwill, effective January 1, 2002.

Merger-related synergies continue to be realized and Exelon expects to achieve its target of $148 million this year.

BUSINESS UNIT RESULTS
Performance for Exelon's business segments--Energy Delivery, Generation and Enterprises--is reported on the basis of earnings before interest and income taxes (EBIT). Exelon's EBIT increased 20% to $821 million in the quarter compared to pro forma EBIT of $685 million in the second quarter of 2000.

Energy Delivery consists of the retail electricity transmission and distribution operations of ComEd and PECO Energy and the natural gas distribution business of PECO Energy. Energy Delivery's operating revenues were $2,436 million for the current quarter compared to pro forma revenues of $2,271 million in 2000. Operating revenues reflect retail kilowatt-hour sales of 28,749 GWh's, which were essentially flat compared to the prior-year sales of 28,764 GWh's due to moderate weather conditions and the impact of a slower economy. Energy Delivery's EBIT of $706 million in the second quarter of 2001 increased 10% over the prior-year period pro forma EBIT of $643 million. ComEd's EBIT increased $73 million primarily as a result of lower operating and maintenance expenses compared to the prior year period. PECO Energy's EBIT declined by $10 million compared to the prior-year period pro forma EBIT due to an increase in Competitive Transition Charge amortization, partially offset by increased delivery revenues, net of fuel costs.

ComEd's distribution system reliability, delivery performance, and customer satisfaction statistics, continued to improve, and PECO Energy was praised for improved customer service in a report recently released by the Pennsylvania Public Utility Commission.

Generation consists of Exelon's electric generation facilities and power marketing operations. Revenues increased 14% to $1,618 million compared to pro forma revenues in the second quarter of 2000. This increase reflects continued strong nuclear performance, the expansion of power marketing activities and additions to the supply portfolio, partially offset by the impact of lower wholesale prices in both the PJM and ComEd markets. Generation's second quarter EBIT of $126 million increased 66% over pro forma EBIT for the comparable prior-year period of $76 million.

Exelon Generation is well on track to achieving its longer-term operating goals:

o    1,950 of the 3,000 megawatts targeted for this year have been acquired. The
     Power  Team  energy  supply  portfolio,   currently  totaling  over  41,000
     megawatts, is projected to grow to 49,000 megawatts by 2003.

o 243 of the approximately 885 megawatts to be added through power uprate projects by 2003 have been achieved.

o The year-to-date June 30 nuclear capacity factor is 96.2% compared to the year-to-date goal of 93%. The target capacity factor for the year is 91.6% reflecting five refueling outages scheduled for the fall.

Enterprises consists of competitive retail energy sales, energy and infrastructure services, communications and related investments. Enterprises revenues were $546 million in the second quarter, an increase of 36% compared to second quarter 2000 pro forma revenues of $401 million. EBIT was a loss of $5 million in the quarter compared to a pro forma EBIT loss of $42 million in the second quarter of 2000. Enterprises EBIT reflects lower margins in the infrastructure services business, which has been impacted by the significant downturn in the telecommunications industry. The sluggish performance of the infrastructure services business was partially offset by a gain from the sale of certain communications investments.

Conference call information:
Exelon has scheduled a Second Quarter Earnings Conference Call for 3 PM EDT; (2 PM CDT) on July 24. The call in number in the US is 800/289-0518; the international call in number is 913/981-5532. No password is required. Media representatives are invited to participate on a listen only basis. The call will be audio web-cast and archived on Exelon's web site: www.exeloncorp.com. (Please choose the Investor Relations page.)

Telephone replays will be available after 4 PM on July 24 through July 30. The U.S. call-in number is 888/203-1112; the international call-in number is 719/457-0820. The confirmation code is 789042.

Except for the reported historical information, matters discussed in this release are forward-looking statements that are subject to risks and uncertainties. The factors that could cause actual results to differ materially include future events affecting the demand for, and the supply of, energy, including weather and economic conditions and the availability of generating units, and other factors discussed in Exelon's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Exelon undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Exelon Corporation is one of the nation's largest electric utilities with approximately five million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately five million customers in Illinois and Pennsylvania and gas to 425,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services and energy services. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

EXELON CORPORATION
Earnings Summary
(in millions, except per share data)

                                                                 Three Months Ended                   Six Months Ended
                                                                     June 30,                              June 30,
                                                        ----------------------------------     ----------------------------------
                                                                                 Pro Forma                              Pro Forma
                                                          2001       2000 (1)     2000 (2)       2001       2000 (1)     2000 (2)
                                                        -------      -------      -------      -------      -------      -------
Revenue
       Energy Delivery                                  $ 2,436      $   771      $ 2,271      $ 4,933      $ 1,620      $ 4,544
       Generation                                         1,618          633        1,414        3,246        1,131        2,606
       Enterprises                                          546          271          401        1,213          517          756
       Corporate/Intercompany Eliminations                 (949)        (290)        (898)      (1,918)        (530)      (1,718)
                                                        -------      -------      -------      -------      -------      -------

       Total Exelon                                     $ 3,651      $ 1,385      $ 3,188      $ 7,474      $ 2,738      $ 6,188
                                                        =======      =======      =======      =======      =======      =======

Earnings Before Interest and Taxes
       Energy Delivery                                  $   706      $   257      $   643      $ 1,387      $   594      $ 1,260
       Generation                                           126           78           76          419          117          186
       Enterprises                                           (5)         (32)         (42)         (36)         (44)         (55)
       Corporate/Intercompany Eliminations                   (6)           1            8          (12)          (1)          17
                                                        -------      -------      -------      -------      -------      -------

       Total Exelon                                         821          304          685        1,758          666        1,408

       Interest Income                                       27           11           42           49           27          105
       Interest Expense & Preferred Dividends              (306)        (121)        (282)        (606)        (230)        (561)
       Income Taxes                                        (227)         (75)        (177)        (499)        (176)        (329)

       Extraordinary Item, Net of Income Taxes               --           (3)          --           --           (3)          --

       Cumulative Effect of Change in Accounting
             Principle, Net of Income Taxes                  --           --           --           12           24           --
                                                        -------      -------      -------      -------      -------      -------

       Net Income                                       $   315      $   116      $   268      $   714      $   308      $   623
                                                        =======      =======      =======      =======      =======      =======



Average Common Shares Outstanding
       Basic:                                               321          174                       320          178
       Diluted:                                             324          175          324          323          179          323

Earnings Per Common Share - Reported
       Basic:                                           $  0.98      $  0.67                   $  2.23      $  1.73
       Diluted:                                         $  0.97      $  0.66                   $  2.21      $  1.72

       Nonrecurring Items excluded from
       Operating Earnings:
          Premiums paid to reacquire debt                    --         0.02                        --         0.02
          Cumulative effect of change in accounting
             method for nuclear outages                      --           --                        --        (0.13)
          Implementation of SFAS 133                         --           --                     (0.04)          --
          Merger Costs                                       --         0.03                        --         0.07
                                                        -------      -------                   -------      -------

Earnings Per Common Share - Operating
       Diluted:                                         $  0.97      $  0.71      $  0.83      $  2.17      $  1.68      $  1.93
                                                        =======      =======      =======      =======      =======      =======

(1) Reflects PECO Energy stand-alone earnings, restated to reflect change in accounting method for nuclear outage costs.
(2) Pro forma 2000 data reflects operations as if the merger occurred on January 1, 2000.

EXELON CORPORATION
Retail Electric Sales Statistics
For the Three Months Ended June 30


                                                               ComEd                                         PECO
                                             ------------------------------------------   ------------------------------------------

MWH Sales                                       2001            2000          % Change       2001            2000          % Change
---------                                    ----------      ----------      ----------   ----------     -----------      ----------
Residential                                   5,231,699       5,095,773          2.7%      2,520,984       2,538,146         (0.7%)

Small Commercial & Industrial                 7,246,759       6,914,496          4.8%      1,835,660       1,798,142          2.1%

Large Commercial & Industrial                 5,516,303       6,131,010        (10.0%)     3,903,853       4,043,136         (3.4%)

Public Authorities & Electric Railroads       2,310,170       2,050,780         12.6%        183,401         192,062         (4.5%)
                                            -----------     -----------                  -----------     -----------

Total Sales to Ultimate Customers            20,304,931      20,192,059          0.6%      8,443,898       8,571,486         (1.5%)
                                            ===========     ===========                  ===========     ===========

Heating Degree Days                                 667             733                          418             503
Cooling Degree Days / Hours                         233             194                        2,740           2,835




Revenue (in thousands)                          2001            2000          % Change       2001            2000          % Change
----------------------                       ----------      ----------      ----------   ----------     -----------      ----------


Residential                                 $   501,657     $   494,861          1.4%    $   288,875     $   293,738          (1.7%)

Small Commercial & Industrial                   532,533         526,510          1.1%        184,674         145,758          26.7%

Large Commercial & Industrial                   250,751         277,978         (9.8%)       242,770         172,934          40.4%

Public Authorities & Electric Railroads         129,827         122,827          5.7%         17,436          11,465          52.1%
                                            -----------     -----------                  -----------     -----------

Total Sales to Ultimate Customers           $ 1,414,768     $ 1,422,176         (0.5%)   $   733,755     $   623,895          17.6%
                                            ===========     ===========                  ===========     ===========




Cents / kWh                                     2001            2000          % Change       2001            2000          % Change
-----------                                  ----------      ----------      ----------   ----------     -----------      ----------


Residential                                 $     0.096     $     0.097         (1.0%)   $     0.115     $     0.116          (0.9%)

Small Commercial & Industrial               $     0.073     $     0.076         (3.9%)   $     0.101     $     0.081          24.7%

Large Commercial & Industrial               $     0.045     $     0.045          0.0%    $     0.062     $     0.043          44.2%

Public Authorities & Electric Railroad      $     0.056     $     0.060         (6.7%)   $     0.095     $     0.060          58.3%

Total Sales to Ultimate Customers           $     0.070     $     0.070          0.0%    $     0.087     $     0.073          19.2%

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                  EXELON CORPORATION


                                                  /s/  Ruth Ann M. Gillis
                                                  ------------------------------
                                                  Ruth Ann M. Gillis
                                                  Principal Financial Officer



July 25, 2001